Exhibit 1.0

AMENDED AND RESTATED SOLICITATION AGREEMENT

Private Debt, Equity, and Hybrid Securities

THIS AGREEMENT is entered into as of April 17, 2019, by and among Texas Holy Smokers, Inc. having a principal address at 450 Main Street Unit 1715, Park City, Utah 84060 (the “Company”), North Capital Private Securities Corporation (“NCPS”) regarding the solicitation by NCPS of qualified investors for debt, equity, or hybrid securities issued by the Company (the “Offering”) on the terms and subject to the conditions contained herein.

1.	Prospects. Subject to the Solicitation Procedures described in section 2, including completion of due diligence as described in section 2(b), NCPS will identify individuals and/or institutions that NCPS wishes to solicit on behalf of the Company for the Offering (“NCPS Prospects”), who, together with any other individuals or institutions who view the Offering through the Platform Technology (defined below) or are otherwise referred by the Company (the “Company Prospects”) will be deemed to be prospective investors under this Agreement (each, a “Prospect” and collectively “the Prospects”). For the avoidance of doubt, the parties listed in Exhibit A (“Excluded Investors”) shall be deemed to be Company Prospects. All information about NCPS Prospects is confidential information of NCPS, provided however upon any such NCPS Prospect becoming an investor in the Company all information provided to the Company by such NCPS Prospect will be Company property also. NCPS agrees to provide the Company with identifying information about each Prospect at or before closing of the Offering. Any such Prospect who (i) has not been introduced to the Company before the final closing of the Offering (“Closing”), or (ii) has not invested in the Company within six months after the termination of this Agreement will no longer be regarded as a Prospect hereunder and NCPS will have no claim under Section 4.

2.	Solicitation Procedures.

a	Offering Materials. The Company will provide forms of definitive subscription and governance documents, any documents and disclosures required by applicable law or regulation, and any other documents and information, including comprehensive risk factors, that would generally be provided to qualified prospective investors for the purpose of evaluating and consummating an investment in the Company. Upon completion of preliminary due diligence by NCPS, acceptance of the Offering for placement, and commencement of the Offering Period, these materials and any other materials provided by the Company will comprise the offering materials for the Offering (the “Offering Materials”), which will be made available through the Platform Technology.

b	Offering Period. NCPS will undertake due diligence of the Company and the Offering. Upon satisfactory completion of due diligence and subject to approval of the Offering by NCPS in its sole discretion, NCPS will accept the Offering and determine an Offering Period during which it will actively solicit investors to purchase the Offering (provided, however, that the Offering Period shall not be less than six months). NCPS will make available to each Prospect the Offering Materials.

c	Public Marketing. NCPS may publicly market the Offering using general solicitation through methods which include emails to potential investors, online advertisements, and press releases.

d	Company User Promotion. Company hereby agrees that it will actively promote the Offering to its own users or customers, by directing such persons to the Offering page on the Company’s website (the “Online Platform”), in form and substance to be mutually agreed by the Company and NCPS.

e	Escrow Agreement. At such time as deemed appropriate by NCPS, the parties hereto will execute the Escrow Agreement in substantially the form attached hereto as Exhibit B.

3.	Platforms and Syndication.

(i)            NCPS intends to facilitate a license of the Technology by its parent company, North Capital Investment Technology Inc., to the Company to provide technology tools to facilitate the Offering.

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(ii)           Once any Prospect or other investor submits a purchase order in respect of the Offering through the Platform Technology or completes investment documentation for the Offering through the Platform Technology, including any proposed investment in a pooled investment entity formed for the purpose of investing in the Offering, or in a pooled nominee account, Company will have three (3) days to reject (the “Rejection Period”) such purchase order or proposed investment (collectively, “Proposed Subscription”) by delivering written notice of rejection to NCPS and such Prospect or other investor (each, a “Subscribing Investor”). After the expiration of the Rejection Period, Company will accept such Proposed Subscription and issue the applicable securities to such Subscribing Investor unless (i) the Offering fails and no closing is held, (ii) Subscriber withdraws such Proposed Subscription before it is accepted, (iii) it receives written consent from NCPS to reject such Proposed Subscription, (iv) such Subscribing Investor fails to complete investor qualification in a timely manner as determined in the sole discretion of NCPS, (v) such Subscribing Investor fails to complete all documentation or payment for the Proposed Subscription in a timely manner, each as determined in the sole discretion of NCPS. Company will indemnify NCPS and its affiliates, employees, officers or partners, for any losses, claims, damages or other costs (including reasonable attorney’s fees) related to any rejection of a Proposed Subscription. Each applicable Subscribing Investor will be an intended third party beneficiary of this provision.

(iii)          Company also understands that NCPS may, subject to the Company’s written approval, from time to time, enter into selling agreements with other broker-dealers or qualified intermediaries to distribute securities (the “Selected Dealers”). Subject to the other terms of this Agreement, including NCPS’s representation that it will comply with all applicable securities laws and regulations, Company expressly authorizes NCPS to distribute the Offering pursuant to such agreements. Any compensation owed to such platforms, broker-dealers, or other intermediaries will be the responsibility of NCPS unless otherwise agreed in writing by the Company. The Selected Dealers will transmit funds pursuant to Exhibit C of this agreement. In addition, the Company may request that NCPS enter into selling agreements with broker-dealers or qualified intermediaries identified by the Company. NCPS will reasonably seek to negotiate and enter into such agreements but there is no assurance such agreements will be entered into. ..

4.	Compensation.

(i)            With respect to any Prospect who invests in any securities issued by the Company during the term of this agreement, Company agrees to compensate NCPS in the amount of 1.2 percent (1.2%) of the amount of such Prospect’s investment in the Company in the Offering. With respect to any NCPS Prospect who invests in any securities issued by the Company during the term of this agreement, Company agrees to compensate NCPS in the amount of 6.0 percent (6.0%) of the amount of such Prospect’s investment in the Company in the Offering (collectively, the “Cash Compensation”). The Company agrees to pay NCPS from the Offering proceeds at closing, unless otherwise agreed by the parties.

(ii)           Company shall issue to NCPS (or its designee(s)) for nominal consideration), warrants (the “Warrants”) to purchase such number of Securities (or shares issuable upon conversion of the Securities) equaling 2% of the number of Securities sold to NCPS Prospects in the Offering. The Warrants shall (i) have an exercise price equal to the price per share paid by the Prospects, (ii) shall be exercisable until the date that is seven (7) years from its issuance, (iii) are not exercisable or convertible until after five years from the date of qualification, (iv) contain automatic cashless exercise provisions upon a liquidity event or expiration, (v) contain customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and shall not be callable by the Company, (vi) contain customary Reclassification, Exchange, Combinations or Substitution provisions (including with respect to Convertible Notes), and (vii) contain other customary terms and provisions. The Cash Compensation and Warrants are collectively referred to herein as the “Compensation.”

(iii)          Notwithstanding any dispute between a Prospect and the Company, or the Company and NCPS, or Prospect and NCPS, if, within twelve (12) months after the termination of this Agreement, the Company completes any private financing of equity, equity-linked or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the NCPS Prospects, the Company will pay to NCPS upon the closing of such financing 6.0 percent (6.0%) of the amount of such NCPS Prospect’s investment(s) in the Company (each including amounts invested in the Offering) (the “Trailer”).

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5.	Offering Expenses.

(i)            The Company agrees to pay NCPS an accountable due diligence fee of $10,000 that is refundable to the Company to the extent it is not incurred.

(ii)           NCPS will provide an accounting of actual fees and expenses from time to time during the Offering Period and a final statement of expenses at Closing or prior to the termination of the Offering. Company agrees that any reimbursements owed to NCPS may be deducted from the offering proceeds at closing. However, the Company’s obligation to pay or reimburse NCPS for the Offering expenses included on the final statement of expenses is not conditional upon a successful closing. Such accountable expense reimbursements shall be capped at $10,000.

6.	Covenants, Representations and Warranties of the Company. The Company represents and warrants to NCPS that:

(i)            The Company is registered, in good standing, and has obtained all approvals and licenses required to conduct its business, including payment of all federal, state, and local taxes.

(ii)           Neither the Company nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act, as amended (the “Securities Act”)) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the disqualification provisions described in Rule 262 under the Securities Act (a “Disqualification Event”).. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event and has disclosed every Disqualification Event to NCPS.

(iii)          The Offering Materials and any marketing materials provided by the Company will not contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading.

(iv)          In its statements and meetings with prospective investors, the Company will not make any misstatement of a material fact and will not omit any material fact necessary to make the statements therein not misleading and will treat all prospective investors fairly and with the utmost integrity.

(v)           The Company will promptly notify NCPS in writing if it discovers any material misstatement or inconsistency, or the omission of a material fact, in the Indicative Terms, the Offering Materials or any promotional material developed by NCPS or the Company.

(vi)          The Company will promptly supplement or amend the Indicative Terms and/or the Offering Documents and will promptly correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in the presentation of the Offering.

(vii)         The Company will take all actions necessary or appropriate to protect the brand and customer relationships of NCPS.

(viii)        The Company will protect and maintain all confidential information provided by NCPS to the Company.

(ix)          The Company represents that it has not taken, and it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 3(b) or Section 4(a)(2) of the Securities Act. In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements of any applicable foreign jurisdiction). The Company agrees that any and all representations and warranties made by it to any investor in the Offering will be deemed also to be made to NCPS for its benefit.

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(x)           The Company will, at its own expense, file Form 1-A and take all other actions necessary to qualify for the exemption provided in Regulation A under the Securities Act of 1933 (Reg A) (or any applicable respective successor provision), in connection with the Company Offering and to make any and all related state “blue-sky” filings and take all other actions necessary to perfect such federal and state exemptions, and to provide copies of such filings to NCPS.

(xi)          The Company will (a) cooperate with all due diligence efforts by NCPS and satisfy all due diligence requests made by NCPS (including by its vendors) in a timely manner,, (b) provide complete, final and executed transaction documents to NCPS for the Offering within 30 days of each closing of the Offering, (c) keep NCPS reasonably informed about the status of communications with prospective investors in the Offering, (d) not direct Prospects to invest outside of NCPS or provide investment technology for the purpose of avoiding payment of fees or otherwise, (e) if requested by NCPS, provide a legal opinion from the Company’s legal counsel to the extent that the Offering has been conducted in accordance with all applicable law and regulation, (f) not “scrape” the names of NCPS Prospects investors listed on the Online Platform or attempt to contact such NCPS Prospects outside of the Online Platform unless they have a substantive pre-existing relationship with such investor, or (g) not attempt to circumvent any limitations or procedures of NCPS, including with respect to contacting to investors.

7.	Representations and Warranties of NCPS. NCPS represents and warrants to the Company that:

(i)            With respect to any Prospect which is an employee benefit plan covered by the Employee Retirement Income Security Act of 1974, neither NCPS nor any of its officers, directors, employees, affiliates or agents is a trustee or administrator of such plan or an employer of any employee covered by such plan.

(ii)           With respect to any Prospect which is a state or municipal entity, (a) neither NCPS nor any of its officers, directors, employees, affiliates or agents has been within the past two years a civil servant or an elected official of such entity or has been retained to provide professional services to such entity and (b) neither NCPS nor any of its officers, directors, employees or agents will share any part of the fees received pursuant to this Agreement with any other person without the Company’s prior written consent.

(iii)          NCPS is a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA and has obtained and currently maintains all other applicable federal and state licenses and registrations necessary to perform the services described herein and to receive compensation hereunder, and, in performing such services, will comply with all applicable federal and state laws and with the private placement guidelines set forth in an exhibit hereto.

(iv)          Neither NCPS nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority.

8.           Compliance with this Agreement. Each of the Company and NCPS, on request of the other, agrees to provide reasonable assurances (including written representations) of its compliance with the terms of this Agreement and, in order to verify such compliance, reasonable access to any documents in its possession referring or relating to any Prospect (whether or not the Prospect invests in any Offering of the Company).

9.            Solicitations by or For Others. The Company and NCPS acknowledge and agree that Company will not engage any person to perform services similar to those provided by NCPS without NCPS's prior written consent, although NCPS may render solicitation services of the kind contemplated herein for persons other than the Company.

10.         Indemnification. Company agrees that it will indemnify and hold harmless NCPS and each of its respective affiliates and their respective directors, officers, employees (“Indemnified Parties”) for any loss, claim, damage, expense or liability incurred by the other (including reasonable attorneys' fees and other expenses in investigating, defending against or appearing as a third-party witness in connection with any action or proceeding) in any third party claim arising out of a material breach (or alleged breach) by the Company of any provision of this Agreement, or as a result of a material violation of any law or regulation.

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11.         Remedies. Company hereby agrees that if it breaches any portion of this Agreement, (a) NCPS and any applicable third party beneficiary (each, a “Damaged Party”) would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the applicable Damaged Party; and (c) if a Damaged Party seeks injunctive relief to enforce this Agreement, Company will waive and will not (i) assert any defense that the Damaged Party has an adequate remedy at law with respect to the breach, (ii) require that the Damaged Party submit proof of the economic value of any losses, or (iii) require the Damaged to post a bond or any other security. Nothing contained in this Agreement will limit the Damaged Party’s right to any other remedies at law or in equity. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be awarded its reasonable attorney fees, and costs and expenses incurred. In the event that the Company fails to notify NCPS of an investment by a Prospect in the Offering occurring off of the Online Platform and fails to pay the applicable fee set forth in Section 4 hereof to NCPS within 30 days thereof, then NCPS will be entitled to the fees described in Section 4. All rights and remedies of Company herein will be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against NCPS for the enforcement of this Agreement, and temporary and permanent injunctive relief.

12.        Limits of Liability. THE LIABILITY OF NCPS, RESPECTIVELY, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS AGREEMENT WILL NOT EXCEED THE FEES PAID OR PAYABLE TO NCPS, RESPECTIVELY, UNDER THIS AGREEMENT.

13.           Termination; Assignment. This Agreement may be terminated by either party at any time upon the provision of ninety days prior written notice thereof to the other. Any such termination, however, will not affect the Company’s ongoing obligations to make payments to NCPS for the reimbursement of out-of-pocket accountable, bona fide expenses actually incurred by the member or person associated with a member.. Both parties acknowledge that the duties and obligations provided for herein are personal in nature and agree that neither this Agreement nor any of such duties or obligations may be assigned by either party without the express written consent of the other, except that NCPS may assign its rights and obligations under this contract to an affiliated broker-dealer with Company’s prior written consent. This provision specifically does not prevent or enjoin NCPS from entering into any licensing, syndication, or selling agreement as described in Section 3 with the Company’s prior written consent.

14.           Publicity. Company and NCPS will collaborate in the development of press releases, announcements, interviews, and/or other publicity regarding the Offering. Additionally, Company agrees that NCPS will, from and after any closing of a Company Offering, have the right to reference the Company Offering and each firm’s role in connection therewith in their marketing materials and on their websites and to place advertisements in financial and other newspapers and journals, in each case at their own expense.

15.         Changes to Applicable Law. To the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, the parties will reform the affected portion of this Agreement to comply with the change.

16.         Arbitration. In the unlikely event that a dispute arises between us, the parties will work together in good faith to resolve the matter internally by elevating the matter to higher levels of management. If the dispute remains unresolved, the parties will submit to binding arbitration by FINRA (if called for under applicable FINRA rules), or otherwise in the City and State of New York pursuant to the rules for commercial arbitrations of the American Arbitration Association. Any arbitration award will include an award of reasonable legal fees and costs to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

17.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of Delaware and the federal laws of the United States of America. Subject to the foregoing Arbitration clause, NCPS and Company hereby consent and submits to the jurisdiction and forum of the state and federal courts in Delaware in all questions and controversies arising out of this Agreement.

18.          Attorneys’ Fees and Costs. Subject to Section 12, in any arbitration, litigation, or other proceeding, informal or formal, by which one party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party will pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees.

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19.         Compliance with Laws; Policies and Procedures. All parties agree to comply with all applicable federal, state, and local laws, executive orders and regulations issued, where applicable. Company will comply with NCPS policies and procedures where the same are posted, conveyed, or otherwise made available to Company.

20.         Cooperation. Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld. Each party will cooperate with the other by, among other things, making available, as reasonably requested by the other, management decisions, information, approvals, and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder.

21.          Force Majeure; Excused Performance. Neither party will be liable for delays or any failure to perform the Services or this Agreement due to causes beyond its reasonable control. Such delays include, but are not limited to, fire, explosion, flood or other natural catastrophe, governmental legislation, acts, orders, or regulation, strikes or labor difficulties, to the extent not occasioned by the fault or negligence of the delayed party. Any such excuse for delay will last only as long as the event remains beyond the reasonable control of the delayed party. However, the delayed party will use its best efforts to minimize the delays caused by any such event beyond its reasonable control.

22.          No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement will in no way affect that party’s right to enforce such provisions, nor will the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

23.         Notices. Any notice given pursuant to this Agreement will be in writing and will be given by email (with delivery confirmation), personal service or by United States certified mail, return receipt requested, postage prepaid to the addresses appearing at the end of this Agreement, or as changed through written notice to the other party. Notice given by email will be effective upon confirmed receipt, personal service will be deemed effective on the date it is delivered to the addressee, and notice mailed will be deemed effective on the third day following its placement in the mail addressed to the addressee.

24.         Assignment of Agreement. This Agreement and the obligations of Company hereunder are personal to Company and the Company Representatives. Neither Company nor any successor, receiver, or assignee of Company will directly or indirectly assign this Agreement or the rights or duties created by this Agreement, whether such assignment is effected in connection with a sale of Company’s assets or stock or through merger, an insolvency proceeding or otherwise, without the prior written consent of NCPS.

25.          Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. The parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

26.          Entire Agreement. This Agreement and its attached exhibits constitute the entire agreement between the parties and supersede any and all previous representations, understandings, or agreements between Company, NCPS as to the subject matter hereof. This Agreement may only be amended by an instrument in writing signed by the parties. This Agreement will be construed without regard to the party that drafted it. Any ambiguity will not be interpreted against either party and will, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company: Texas Holy Smokers, Inc.

/Steven Glassman/

By:
Name: Steven Glassman
Title: EVP

North Capital Private Securities Corporation

/James P. Dowd/

By:
Name: James P. Dowd
Title: CEO

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Exhibit A

Excluded Investors

Any existing investor in Crown Thrown, Inc. or its affiliates as of March 1st, 2019

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NCPS Placement Agreement –

Private Debt, Equity, Hybrid Securities – rev. 07-2014

Exhibit B

Form of Escrow Agreement

To follow

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NCPS Placement Agreement –

Private Debt, Equity, Hybrid Securities – rev. 07-2014

Exhibit C

Transmittal of Funds for Deposit Into the Escrow Account

The Selected Dealer agrees that it is bound by the terms of the Escrow Agreement executed by North Capital Private Securities and ____________. Selected Dealers shall promptly, upon receipt of any and all checks, drafts, and money orders received from prospective purchasers of the shares/units, deliver same to the Escrow Agent for deposit in the Escrow Account by noon of the next business day following the receipt, together with a written account of each purchaser which sets forth, among other things, the name and address of the purchaser, the number of securities purchased and the amount paid therefor. Any checks received which are made payable to any party other than the Escrow Agent, shall be returned to the purchaser who submitted the check and not accepted. ACH transfers or wires should be sent directly to the Escrow Agent. The delivery instructions are as follows:

See escrow agreement for delivery instructions

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